                                                Filed Pursuant to Rule 424(b)(3)
                                            File Nos. 333-85037 and 333-85037-01

Supplement dated February 22, 2000,
to Prospectus Supplement dated January 19, 2000, to Prospectus dated January 19, 2000
                                                                 [CONSECO LOGO]

                           $27,000,000 (Approximate)

                     Conseco Finance Securitizations Corp.
                                    Seller

                             Conseco Finance Corp.
                            Servicer and Originator

               Manufactured Housing Contract Senior/Subordinate
                    Pass-Through CertificatesSeries 2000-1

                               ----------------

  We are offering the Class B-1 certificates through this supplement.

                                                       Approximate    Remittance
Class                                                Principal Amount    Rate
-----                                                ---------------- ----------
Class B-1...........................................   $27,000,000      8.80%
                                                       -----------
Total...............................................   $27,000,000
                                                       ===========

  This supplement relates to the offering of the Class B-1 certificates but does not contain complete information about these certificates. Additional information is contained in the accompanying prospectus supplement dated January 19, 2000 and in the related prospectus dated January 19, 2000. Prospective purchasers are urged to read this supplement, the prospectus supplement and the prospectus in full.

  The Class B-1 certificates will be purchased by the underwriter from Conseco Securitizations and will be offered by the underwriter from time to time to the public in negotiated transactions or otherwise at varying prices to be determined at the time of sale. Proceeds to Conseco Securitizations from the sale of such certificates, before deducting expenses, will be approximately $26,311,481, including accrued interest, beginning on February 25, 2000.

  Consider carefully the risk factors beginning on page S-11 in the prospectus supplement.

                               ----------------

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

  These securities will be delivered on or about February 25, 2000.

                               ----------------

                   Underwriter of the Class B-1 certificates

                                Lehman Brothers

               The date of this supplement is February 22, 2000.

                                  UNDERWRITING

  The underwriter has agreed, subject to the terms and conditions of the underwriting agreement, to purchase from Conseco Securitizations the principal amount of the certificates set forth opposite its name below.

                                                                     Principal
                                                                     Amount of
                                                                     Class B-1
      Underwriter                                                   Certificates
      -----------                                                   ------------
      Lehman Brothers Inc. ........................................ $27,000,000
                                                                    -----------

  In the underwriting agreement, the underwriter has agreed, subject to the terms and conditions in the agreement, to purchase all of the certificates offered by this supplement if any certificates are purchased. If the underwriter defaults, the underwriting agreement provides that, in some circumstances, the underwriting agreement may be terminated.

[CONSECO LEGO]

                                  $27,000,000

                                 (Approximate)

 Conseco Finance Manufactured Housing Contract Senior/Subordinate Pass-Through
                           Certificates Series 2000-1

                     Conseco Finance Securitizations Corp.
                                     Seller

                             Conseco Finance Corp.
                            Servicer and Originator

                 --------------------------------------------

                      Supplement to Prospectus Supplement

                 --------------------------------------------

                                Lehman Brothers

                               February 22, 2000

    For 90 days after the date of this supplement to the prospectus supplement, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a copy of this supplement, the prospectus supplement and the prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.